UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2012

Crumbs Bake Shop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35220	27-1215274
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

110 West 40th Street, Suite 2100, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 221-7105

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, Crumbs Bake Shop, Inc. (“CBS”) and its operating subsidiary, Crumbs Holdings LLC (“Holdings” and together with CBS, “Crumbs”), entered into a First Amendment (the “Amendment”) to the Amended and Restated Employment Agreement, dated as of December 21, 2011 (the “Agreement”) with John D. Ireland, who serves as Crumbs’ Senior Vice President and Chief Financial Officer, regarding Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Amendment clarifies that Crumbs’ obligation to pay severance to Mr. Ireland in the event his employment is terminated by Crumbs without “Cause” (as defined in the Agreement) or by Mr. Ireland for “Good Reason” (as defined in the Agreement), as provided in Section 5.2(b)(ii) and Section 5.4(a) of the Agreement, is conditioned on Mr. Ireland’s execution, delivery and non-revocation of a release of claims no later than 60 days after the date on which a party delivers a notice of termination of employment to the other party. Prior to the Amendment, the Agreement did not clearly state the date by which Mr. Ireland was required to execute and deliver an unrevoked release of claims. In U.S. Department of the Treasury (“Treasury”) and Internal Revenue Service (the “IRS”) Notice 2010-6 and Notice 2010-80, Treasury and the IRS provided guidance that ambiguities in such employment agreement provisions may be viewed by the IRS as violating Section 409A of the Code. The IRS has given taxpayers until December 31, 2012 to make correcting amendments thereto.

The foregoing summary of the Amendment is qualified in its entirety by the terms thereof, a copy of which will be filed as an exhibit to CBS’ Annual Report on Form 10-K for the year ending December 31, 2012 as required by Item 601(b)(10) of the Securities and Exchange Commission’s Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUMBS BAKE SHOP, INC.

Dated: December 19, 2012	By:	/s/ John D. Ireland
John D. Ireland
Senior Vice President & Chief Financial Officer